EXHIBIT 16.1

[LETTERHEAD OF HOYMAN, DOBSON & COMPANY, P.A.]

October 18, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:      Summit Brokerage Services, Inc., a Florida corporation

Ladies and Gentlemen:

     We were previously the independent accountants for the Company and on February 27, 2001, we reported on the financial statements of the Company for the calendar years ended December 31, 1999 and 2000. On or about October 4, 2001, the client-auditor relationship between the Company and Hoyman, Dobson & Company, P.A. ceased.

     We have read the Company’s statements included under Item 4 of its amended Current Report on Form 8-K dated October 4, 2001 and signed October 18, 2001, and we agree with such statements.

/s/ Hoyman, Dobson & Company, P.A.